UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14D-9

SOLICITATION/RECOMMENDATION STATEMENT UNDER SECTION 14(d)(4) OF THE SECURITIES EXCHANGE ACT OF 1934

Pharmasset, Inc.
(Name of Subject Company)

Pharmasset, Inc.
(Names of Persons Filing Statement)

COMMON STOCK, PAR VALUE $0.001 PER SHARE
(Title of Class of Securities)

71715N106
(CUSIP Number of Class of Securities)

Bryce A. Roberts
Vice President, Senior Counsel & Secretary
Pharmasset, Inc.
303-A College Road East
Princeton, New Jersey 08540
(609) 613-4100
With copies to:
Matthew G. Hurd
Krishna Veeraraghavan
Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
(212) 558-4000
(Name, address, and telephone numbers of person authorized to receive notices and communications on behalf of the persons filing statement)

☑ Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.
The information set forth under Items 1.01, 8.01 and 9.01 of the Current Report on Form 8-K filed by Pharmasset, Inc. on November 21, 2011 (including all exhibits attached thereto) is incorporated herein by reference.